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                                                                    EXHIBIT 11.1

                      STATEMENT RE PER SHARE EARNINGS (1)

                                           Three months ended January 31,     Nine months ended January 31,
                                               1997              1996              1997             1996
                                               ----              ----              ----             ----
Net income (loss)                             $  467            $  187           $(1,937)         $  402
                                              ======            ======           =======          ======

Common and Common Equivalent Shares:

Weighted average number of shares of
   common stock outstanding                    7,689             6,118             7,658           6,118

Weighted average common
   equivalent shares outstanding                 495               714               206             732
                                              ------            ------           -------          ------

Weighted average number of shares of
  common and common equivalent
   stock outstanding                           8,184             6,832             7,864           6,850
                                              ======            ======           =======          ======

Net income (loss) per share                   $ 0.06            $ 0.03           $ (0.25)         $ 0.06
                                              ======            ======           =======          ======


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.